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                                  Exhibit 5.1


JACKSON                                 ATTORNEYS AND COUNSELORS
WALKER, L.L.P.
                                            901 Main Street, Suite 6000, Dallas,
                                            Texas 75202
                                            (214) 953-6000  Fax (214) 953-5822
                                            http://www.jw.com ? Member of
                                                                GLOBALAW(TM)


                                 June 25, 2001


U.S. Home Systems, Inc.
750 State Highway 121 Bypass, Suite 170
Lewisville, Texas 75067

     Re:  Registration Statement on Form S-3 of U.S. Home Systems, Inc.

Gentlemen:

     We are acting as counsel for U.S. Home Systems, Inc., a Delaware corporation (the "Company" or "U.S. Home"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the offering and sale of up to 4,070,633 shares of the Company's common stock, par value $0.001 per share (the "Shares") by certain Selling Shareholders. A Registration Statement on Form S-3 covering the offering and sale of the Shares (the "Registration Statement") is expected to be filed with the Securities and Exchange Commission on or about the date hereof.

     On February 13, 2001 U.S. Home Systems Inc., formerly known as U.S. Pawn, Inc., completed a merger of a newly created subsidiary with and into U.S. Remodelers, Inc. with U.S. Remodelers surviving as a wholly owned subsidiary of U.S. Home. The merger was subject to, among other conditions, the prior sale of
U.S. Pawn's pawnshop operations, which was completed on February 1, 2001.   In
connection with the merger, U.S. Pawn reincorporated in Delaware, changed its name to U.S. Home Systems, Inc., and effected a reverse split of its common stock on the basis of one share for each four shares outstanding. Subsequent to the merger, U.S. Home succeeded to the business of U.S. Remodelers.

     Pursuant to the terms of the merger agreement with U.S. Remodelers (the "Merger Agreement"), on February 13, 2001 U.S. Home issued 4,045,633 shares (on a post-reverse-stock-split basis) of its common stock to the U.S. Remodelers stockholders in exchange for all the outstanding common stock of U.S. Remodelers. Additionally, U.S. Home issued 25,000 shares of common stock to David L. Stetson as a banking fee for his services in connection with the merger. After the merger and the reverse stock split, U.S. Home had 4,902,646 shares of common stock outstanding.

     Pursuant to the merger, the U.S. Remodelers stockholders agreed to place in escrow with a third party, 10% of the shares of U.S. Home common stock that they received in the merger as security for the payment of any indemnifiable claims which may arise with respect to U.S.
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U.S. Home Systems, Inc.
June 25, 2001
Page 2

Remodelers during the one-year period after the merger. The escrow agreement provides a limitation on the aggregate liability of the U.S. Remodelers stockholders for indemnifiable claims of 10% of the aggregate value of the 4,045,633 U.S. Home shares received by the U.S. Remodelers stockholders in the merger or $500,000, whichever is less. If there are no outstanding indemnifiable claims on February 13, 2002, the escrow agreement shall terminate and the escrowed shares will be released to the Selling Stockholders.

     Of the 4,070,633 shares of common stock being registered by the Registration Statement, 404,564 shares are subject to the provisions of the escrow agreement and can not be sold by the Selling Stockholders until the escrow agreement is terminated.

     In reaching the conclusions expressed in this opinion, we have examined and relied upon the originals or certified copies of all documents, certificates and instruments as we have deemed necessary to the opinions expressed herein, including the Certificate of Incorporation, as amended, and the Bylaws of the Company and a copy of the Merger Agreement and the exhibits and schedules thereof. In making the foregoing examinations, we have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us.

     Based solely upon the foregoing, subject to the comments hereinafter stated, and limited in all respects to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, it is our opinion that the Shares issued pursuant to the terms of the Merger Agreement have been duly authorized, validly issued, fully paid and nonassessable.

     You should be aware that we are not admitted to practice law in the State of Delaware. Accordingly, any opinion herein as to the laws of the State of Delaware is based solely upon the latest generally available compilation of the statutes and case law of such state.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm therein under the caption 'Legal Opinions."

                              Very truly yours,


                              Jackson Walker L.L.P.